Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE

Date:	January 4, 2006
Company:	Central Federal Corporation
2923 Smith Road
Fairlawn, Ohio 44333
Contact:	Mark S. Allio
Chairman, President and CEO
Phone:	330.576.1334	Fax:	330.666.7959
Central Federal Corporation Announces Mark S. Allio named Chairman, David C. Vernon named Vice-Chairman, and 4th Quarter 2005 Earnings Expectations
Fairlawn, Ohio — January 4, 2006 — Central Federal Corporation (NASDAQ: CFBK) announced today that Mark S. Allio has assumed the role of Chairman and David C. Vernon, Vice-Chairman of the Board of Central Federal Corporation and CFBank. Mr. Allio will continue in his roles as President and CEO of Central Federal Corporation and CEO of CFBank. Mr. Vernon will remain Vice Chairman until his expected retirement date in February 2008. At that time Mr. Vernon is expected to be named Chairman Emeritus and remain a Director of the Corporation and CFBank.
The Company also announced that Richard J. O’Donnell, former President of CFBank’s Reserve Mortgage Services division, is no longer employed by the Bank. Timothy M. O’Brien, Senior Vice President of Mortgage Operations will take on servicing responsibility to support the Reserve division.
In December 2005, a redemption of $1.3 million in FHLB stock resulted in a $1.0 million gain for tax purposes which utilized a portion of the company’s net operating loss carryforward. The stock redemption resulted in no gain for book purposes but did result in the recognition of federal income tax expense of $344,000, or $.15 per diluted share. The federal income tax charge is a non-cash, non-recurring expense reflecting the tax liability associated with FHLB stock dividends received from 1978 through 1997 which reduced the basis of the shares redeemed for which no deferred tax liability had been established. Including this expense, the Company expects to report a loss for the 4th quarter of 2005 of approximately $.25 to $.35 per diluted share. The Company’s tangible book value per share will also be affected by a change in the market value of the company’s securities portfolio. Including that impact, tangible book value per share is expected to be $7.10 to $7.20 per share as of December 31, 2005.

About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Columbus and Wellsville, Ohio and a residential mortgage loan origination office in Akron, Ohio. Additional information is available at www.CFBankOnline.com.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the company’s filings with the Securities and Exchange Commission.